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GEORGE TRONSRUE NAMED PRESIDENT OF FAST GROWING NEXTLINK


Bellevue, Wa. July 17, 1998 - NEXTLINK Communications' Chief Executive Officer Wayne Perry announced today that George Tronsrue has been named as president of NEXTLINK replacing Jim Voelker who is leaving the company and his position on the NEXTLINK board of directors.

    Tronsrue is a veteran of the telecommunications industry and has served on the management teams of e.spire (formerly ACSI), MFS, TCG and MCI in positions including strategic planning, business development, emerging markets and chief operating officer. He joined NEXTLINK in October of 1997 as the company's chief operating officer and has been responsible for day-to-day operations and NEXTLINK's aggressive expansion into major new markets across the United States.

    "We feel very confident that George's operational capabilities and leadership will allow NEXTLINK to continue our aggressive expansion plans throughout the country and seize the huge competitive local telephone service opportunity," said Perry. "We thank Jim for the enormous contribution he made to NEXTLINK for the past three years and wish him the very best as he leaves."

    Over the past two years, NEXTLINK has expanded rapidly through a decentralized management approach giving the company's Affiliate Presidents significant autonomy to build local telephone businesses. "Because of our commitment to decentralized management we have attracted many high caliber telecommunications entrepreneurs to run our business very close to our customers," continued Perry. "Together with a veteran and talented corporate management group, we have one of the deepest management teams in the industry."

    NEXTLINK Communications, Inc. was founded by Craig McCaw in 1994 to provide local, long distance and enhanced communications services to commercial customers and is one of the fastest growing competitive telecommunications providers in the nation. Headquartered in Bellevue, Wash., NEXTLINK currently operates 18 facilities-based networks providing switched local and long distance services in 32 markets in nine states.

Contact:  Todd Wolfenbarger / media and industry analysts
          425.519.3946 / 206.399.6770 portable
          Kathy Iskra / financial analysts 425.519.8939